EXHIBIT 99.1

Auto Industry Veteran Douglas Campbell joins America’s Car-Mart Leadership as Newly Named President

ROGERS, Ark., Sept. 26, 2022 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (the “Company”) today announced that Douglas Campbell will serve as the Company’s President effective October 3, 2022.

“Doug’s 25 years of marked successes in the automotive industry will bring new perspective to our ever-evolving work to better serve customers and communities,” said Jeff Williams, Chief Executive Officer. “In this current environment, outside perspective is invaluable to overcoming key challenges as we evolve our business as an integrated sales and finance company. We are delighted to add a leader of Doug’s caliber to our dedicated executive team, and we look forward to the impact that he will have on our efforts around product, capitalizing on significant market growth opportunities in the coming years.”

Mr. Campbell brings extensive industry and automotive experience, enhancing the Car-Mart team with his leadership skillset. He spent 15 years at Coral Springs Auto Mall, where he progressed quickly from Finance Manager to increasing leadership responsibilities, eventually serving as Executive General Manager over several new car franchises and their pre-owned superstore in 2014.

He then joined AutoNation as the Used Vehicle Director for the Eastern Region with responsibility for three markets and multiple dealerships in Florida, piloting innovative national programs for vehicle disposal and acquisition. He moved to a new territory as General Manager of AutoNation Honda Dulles where his team was recognized as being among the top AutoNation Honda dealerships nationally for sales and service experience.

Most recently, Mr. Campbell has been with Avis Budget Group serving first as Vice President of Remarketing for the Americas, where he was responsible for the company’s wholesale and factory program disposals. He was charged with the strategic growth of their direct-to-consumer initiative where he opened multiple retail locations and developed an online direct sales platform.   He and his team helped build a new business-to-business website for vehicle disposals. In 2021, he was promoted to Head of Fleet Services for the Americas, with responsibility for both the company’s acquisition of new and used vehicles and its vehicle disposal strategy. Earlier this year, he was promoted to Senior Vice President - Head of Fleet Services.

“I am honored to join the talented America’s Car-Mart leadership team as together we build on their more than four decades of achievements,” said Mr. Campbell. “Given all the change within automotive – from digitization to electrification – Car-Mart is uniquely positioned within the industry for growth within the communities they serve for years to come, regardless of the economic environment. Over the last 25 years, I have brought my passion for people and automotive to well-known brands, and I am thrilled for the opportunity to bring what I have learned to the Car-Mart team and their customers as we build for an exciting future.”

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States, focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company specializes in the sale of quality, pre-owned vehicles and features flexible used car financing options for customers with bad credit, no credit, repossessions or even past bankruptcy and emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

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Contacts:  Jeff Williams, CEO at (479) 464-9944 or Vickie Judy, CFO at (479) 464-9944